VOLUME SERVICES AMERICA, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)

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


                                                      1996            1997           1998         1999         2000
                                                      ----            ----           ----         ----         ----
Income (loss) from continuing operations
     before income taxes, extraordinary item
     and cumulative effect of change in
     accounting principle
                                                      (3,868)         (2,787)       (2,220)      (6,068)      (5,507)

Add Fixed Charges:
     Interest Expense                                   6,778           7,562        10,771       21,554       25,066
     Amortization of loan costs                           478             354           551        1,475        1,511
     Interest factor in rents                             297             352           338          643          878
                                                       ------          ------        ------       ------       ------

Total earnings as defined                               3,685           5,481         9,440       17,604       21,948
                                                       ======          ======        ======       ======       ======

Fixed Charges:
     Interest Expense                                   6,778           7,562        10,771       21,554       25,066
     Amortization of loan rents                           478             354           551        1,475        1,511
     Interest factor in rents                             297             352           338          643          878
                                                       ------          ------        ------       ------       ------
                                                        7,553           8,268        11,660       23,672       27,455
                                                       ======          ======        ======       ======       ======

Ratio of Earnings to Fixed Charges                          -               -             -            -            -

Deficiency in the coverage of fixed
charges                                               (3,868)         (2, 787)      (2,220)      (6,068)      (5,507)
                                                      ======          =======       ======       ======       ======

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